Exhibit 99.1




Contact:          Kelly McAndrew                              Mary Winn Settino
                  Public Relations                            Investor Relations
                  (914) 767-7690                              (914) 767-7216



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                        THE PEPSI BOTTLING GROUP AFFIRMS
                      THIRD QUARTER 2004 EARNINGS GUIDANCE

     SOMERS,  N.Y.,  September 9, 2004 - The Pepsi Bottling  Group,  Inc. (NYSE:
PBG) today affirmed its earnings guidance for the third quarter 2004 of $0.67 to $0.71 per share and full year 2004 of $1.68 to $1.74 per share.
     During the third quarter, which ended September 4, 2004, worldwide physical case volume grew two percent on a constant territory basis. Physical case volume grew one percent in the U.S. and five percent in Europe. In Mexico, physical case volume grew three percent driven by a three percent increase in carbonated soft drinks, 18 percent increase in bottled water and two percent growth in jug water.
     In the U.S., net revenue per case is forecasted to increase two to three percent, consistent with the Company's previous guidance.
     PBG Chairman and Chief Executive Officer John T. Cahill said, "Despite a soft retail environment in the U.S. during the third quarter, we were pleased to achieve volume growth, while at the same time generating another quarter of net revenue per case improvement."
     PBG plans to release its complete third quarter results on Tuesday, September 28, 2004.
     The Pepsi Bottling Group, Inc. is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive press releases by e-mail, please visit http://www.pbg.com.



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Statements  made in this press  release  that  relate to future  performance  or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 27, 2003.